Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:



We consent to the incorporation by reference in the Registration Statement Nos. 33-42278 and 33-50039 on Form S-8 of Winn-Dixie Stores, Inc. of our reports dated July 27, 1998, relating to the consolidated balance sheets of Winn-Dixie Stores Inc. and subsidiaries as of June 24, 1998 and June 25, 1997; and the related consolidated statements of earnings, shareholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three year period ended June 24, 1998, which reports appear in the June 24, 1998 annual report on Form 10-K of Winn-Dixie Stores, Inc.



                                                     KPMG Peat Marwick LLP



Jacksonville, Florida
August 6, 1998





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